UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2013

COVISINT CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number: 001-36088

Michigan (State or other jurisdiction of incorporation or organization)	26-2318591 (I.R.S. Employer Identification No.)
One Campus Martius, Detroit, Michigan (Address of Principal Executive Offices)	48226-5099 (Zip Code)
Registrant’s telephone number, including area code (313) 227-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01: Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
On November 15, 2013, Ralph J. Szygenda resigned from the Board of Directors of Covisint Corporation (the “Corporation”). Mr. Szygenda served on the Board of Directors, as Chairman of the Compensation Committee and as a member of the Audit and Nominating/Governance Committees. On December 6, 2013, the NASDAQ Stock Market (“NASDAQ”) notified the Corporation that it was not in compliance with the majority independent director and audit committee requirements under NASDAQ Listing Rule 5605.
As a result of the resignation of Mr. Szygenda, the Corporation is not currently in compliance with Listing Rules 5605(b)(1) and 5605(c)(2)(A) of NASDAQ. NASDAQ Listing Rule 5605(b)(1) requires that a majority of the Board of Directors be comprised of independent directors as defined in Rule 5605(a)(2). NASDAQ Listing Rule 5605(c)(2)(A) requires that a corporation’s Audit Committee be comprised of at least three members, each of whom are independent directors. Currently, the Corporation’s Board of Directors consists of two independent directors and two non-independent directors and the Audit Committee is comprised of two members who are independent directors. The Corporation intends to elect a new independent director to the Board to fill the vacancy created by Mr. Szygenda’s resignation as soon as practicable. The Corporation intends that such new independent director will also serve as a member of both the Compensation Committee and the Audit Committee.
In accordance with NASDAQ Listing Rules 5605(b)(1)(A) and 5605(c)(4), the Corporation has a cure period during which it may regain compliance with the Listing Rules. In this case, the Corporation’s cure period will expire upon the earlier of the Corporation’s next annual shareholders’ meeting or November 17, 2014. If the next annual shareholders’ meeting is held before May 14, 2014, then the Corporation must evidence compliance no later than May 14, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COVISINT CORPORATION

Date:	December 11, 2013	By:	/s/ Michael A. Sosin
		Name:	Michael A. Sosin
		Title:	Vice President, General Counsel